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                                                                    EXHIBIT 2.12

                                               EXHIBIT G TO SEPARATION AGREEMENT


                     MASTER TRANSITIONAL SERVICES AGREEMENT
                                    BETWEEN
                             MILLIPORE CORPORATION
                                      AND
                        MILLIPORE MICROELECTRONICS, INC.



                        EFFECTIVE AS OF ________________
                     MASTER TRANSITIONAL SERVICES AGREEMENT

          This Master Transitional Services Agreement (the "Agreement") is effective as of ____________________ (the "Effective Date"), between Millipore Corporation, a Massachusetts corporation ("Millipore"), having an office at 80 Ashby Road, Bedford, MA 01730 and Millipore Microelectronics, Inc., a Delaware corporation ("MMI"), having an office at 80 Ashby Road, Bedford, MA, 01730.

                                   ARTICLE 1

                                  DEFINITIONS

          For the purpose of this Agreement, the following capitalized terms shall have the following meanings. Other capitalized terms defined elsewhere in this Agreement shall have the respective meanings assigned to them at the location of their definition. Capitalized terms used in this Agreement without definition which are defined in the Master Separation and Distribution Agreement shall have the meaning ascribed thereto in the Master Separation and Distribution Agreement.


          1.1 ADDITIONAL SERVICES. "Additional Services" shall have the meaning set forth in Section 3.5.

          1.2 ANCILLARY AGREEMENTS. "Ancillary Agreements" shall have the meaning set forth in the Master Separation and Distribution Agreement.

          1.3 DISTRIBUTION DATE. "Distribution Date" shall have the meaning forth in the Master Separation and Distribution Agreement.

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          1.4   IMPRACTICABLE. "Impracticable" shall have the meaning set forth in Section 3.3.

          1.5 MASTER SEPARATION AND DISTRIBUTION AGREEMENT. "Master Separation and Distribution Agreement" shall mean that certain Master Separation and Distribution Agreement between Millipore and MMI.

          1.7   SERVICE(S).  "Service(s)" shall have the meaning set forth in
Section 3.1.

          1.8 SERVICE PROVIDER. "Service Provider" means Millipore when it is providing a Service to MMI hereunder in accordance with a Transition Service Schedule and MMI when it is providing a Service to Millipore hereunder in accordance with a Transition Service Schedule

          1.9 SERVICE RECIPIENT. "Service Recipient" means MMI when it is receiving a Service from Millipore hereunder in accordance with a Transition Service Schedule and Millipore when it is receiving a Service from MMI hereunder in accordance with a Transition Service Schedule


          1.10 SOFTWARE. "Software" means Millipore's software program(s), in object code only, listed and described in the relevant Transition Service Schedule.

          1.11 SOURCE CODE. "Source Code" means any human readable code, including interpreted code, of Millipore, listed and described in the relevant Transition Service Schedule.

          1.12 SOURCE CODE DOCUMENTATION. "Source Code Documentation" means the manuals and other documentation that are reasonably necessary to use the Source Code licensed herein, including those items listed and described in the relevant Transition Service Schedule hereto.


                                   ARTICLE 2

                          TRANSITION SERVICE SCHEDULES

          This Agreement will govern individual transitional services as requested by MMI and provided by Millipore, the details of which are set forth in the Transition Service Schedules attached to and made a part of this Agreement. This Agreement will also govern individual transitional services as requested by Millipore and provided by MMI, the details of which are set forth in the Transition Service Schedules attached to and made a part of this Agreement. Each Service shall be covered by this Agreement upon execution of a transition service

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schedule in the form attached hereto (each transition service schedule, a
"Transition Service Schedule").

          For each Service, the parties shall set forth in a Transition Service Schedule substantially in the form of Annex A hereto, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to Article 4 hereof, a summary of the Service to be provided; and the estimated charge, if any, for the Service and any other terms applicable thereto on the Transition Service Schedule. Obligations regarding each Transition Service Schedule shall be effective upon the later of execution of this Agreement or of the applicable Transition Service Schedule. This Agreement and all the Transition Service Schedules shall be defined as the "Agreement" and incorporated herein wherever reference to it is made.


                                   ARTICLE 3

                                    SERVICES

          3.1 SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article 4 hereof, Millipore shall provide or cause to be provided to MMI (or MMI shall provide, or cause to be provided to Millipore) the service(s) described in the Transition Service Schedule(s) attached hereto. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the services described on all the Transition Service Schedules (including Additional Services) shall be referred to herein as "Services."

          3.2 SERVICE BOUNDARIES. Except as otherwise provided in a Transition Service Schedule for a specific service: (i) a Service Provider shall be required to provide the Services only to the extent and only at the locations such Services are being provided by the Service Provider for the Service Recipient immediately prior to the Effective Date; and (ii) the services will be available only for purposes of conducting the business of the Service Recipient substantially in the manner it was conducted prior to the Effective Date.

          3.3 IMPRACTICABILITY. A Service Provider shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of the Service Provider including unfeasible technological requirements, or to the extent the performance of such Services would require the Service Provider to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

          3.4 ADDITIONAL RESOURCES. Except as provided in a Transition Service Schedule for a specific service, in providing the Services, a Service Provider shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of the Service Recipient's data to the Service Recipient or any alternate supplier of Services.

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          3.5  ADDITIONAL SERVICES.  From time to time after the Effective Date, the parties may identify additional services that one party will provide to the other party in accordance with the terms of this Agreement (the "Additional Services"). Accordingly, the parties shall execute additional Transition
Service Schedules for such Additional Services pursuant to Article 2. Subject to the standards set forth in Section 3.6, the parties may agree in writing on Additional Services during the term of this Agreement.

          3.6 OBLIGATIONS AS TO ADDITIONAL SERVICES. Except as set forth in the next sentence, a Service Provider shall be obligated to perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that: (a) was provided by the Service Provider immediately prior to the Separation Date and that the Service Recipient reasonably believes was inadvertently or unintentionally omitted from the list of Services, or (b) is essential to effectuate an orderly transition under the Master Separation and Distribution Agreement unless such performance would significantly disrupt the Service Provider's operations or materially increase the scope of its responsibility under this Agreement. If a Service Provider reasonably believes the performance of Additional Services required under subparagraphs (a) or (b) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, the Service Provider and the Service Recipient shall negotiate in good faith to establish terms under which the Service Provider can provide such Additional Services, but the Service Provider shall not be obligated to provide such Additional Services if, following good faith negotiation, the Service Provider is unable to reach agreement on such terms with the Service Recipient.

                                   ARTICLE 4

                                      TERM

          The term of this Agreement shall commence on the Effective Date and shall remain in effect until one (1) year after the Effective Date (the "Expiration Date"), unless earlier terminated under Article 7. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the services for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.

                                   ARTICLE 5

                                  COMPENSATION

          5.1 CHARGES FOR SERVICES. The Service Recipient shall pay the Service Provider the charges, if any, set forth on the Transition Service Schedules for each of

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the Services listed therein as adjusted, from time to time, in accordance with the processes and procedures established under Section 5.4 and Section 5.5 hereof. Unless specifically indicated otherwise on a Transition Service Schedule, such fees shall include the direct and indirect costs of providing the Services and shall be calculated by using the same procedures used by Millipore prior to the Effective Date. If there is any inconsistency between the Transition Service Schedule and this Section, the terms of the Transition Service Schedule shall govern. The parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant or de minimus. The parties shall use good faith efforts to discuss any situation in which the actual cost for a Service exceeds the charge, if any, set forth on a Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such cost on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

          5.2 PAYMENT TERMS. The Service Provider shall bill the Service Recipient monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. The Service Recipient shall pay the Service Provider for all Services provided hereunder within forty-five (45) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 12% or the maximum rate allowed by law.

          5.3 PERFORMANCE UNDER ANCILLARY AGREEMENTS. Notwithstanding anything to the contrary contained herein, a Service Recipient shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Master Separation and Distribution Agreement or any other Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Master Separation and Distribution Agreement or such other Ancillary Agreement.

          5.4 ERROR CORRECTION; TRUE-UPS; ACCOUNTING. The parties shall agree to develop mutually acceptable reasonable processes and procedures for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond two (2) years after completion of a Service.

          5.5 PRICING ADJUSTMENTS. If in order to comply with any non-U.S. legal requirement, some of the services provided outside the U.S. need to be performed on a basis other than cost, adjustments shall be made between the parties to make the pricing for such services consistent with the intention of this Agreement.

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                                   ARTICLE 6

                     GENERAL OBLIGATIONS; STANDARD OF CARE

          6.1 PERFORMANCE METRICS: Millipore. Subject to Section 3.4 and any other terms and conditions of this Agreement, Millipore shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for Millipore for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Millipore shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Effective Date and shall exercise the same care and skill as it exercises in performing similar services for itself. In addition Millipore shall provide MMI with information and documentation sufficient for MMI to perform the Services it is obligated to provide hereunder as they were performed before the Effective Date and shall make available, as reasonably requested by MMI, sufficient resources and timely decisions, approvals and acceptances in order that MMI may accomplish its obligations hereunder in a timely manner.

          6.2 DISCLAIMER OF WARRANTIES. NEITHER MILLIPORE NOR MMI MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) WITH RESPECT TO THE SERVICES; SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

          6.3 PERFORMANCE METRICS: MMI. Subject to Sections 3.4 and any other terms and conditions of this Agreement, MMI shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for MMI for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, MMI shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Effective Date and shall exercise the same care and skill as it exercises in performing similar services for itself. In addition MMI shall provide Millipore with information and documentation sufficient for Millipore to perform the Services it is obligated to provide hereunder as they were performed before the Effective Date and shall make available, as reasonably requested by Millipore, sufficient resources and timely decisions, approvals and acceptances in order that Millipore may accomplish its obligations hereunder in a timely manner.


          6.4 TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that a Service Provider may make changes from time to time in the manner of performing the Services if the Service Provider is making similar changes in performing similar services for itself and if the Service Provider furnishes to the Service Recipient sixty
(60) days written notice regarding such changes.

               6.5 RESPONSIBILITY FOR ERRORS; DELAYS. A Service Provider's sole responsibility to a Service Recipient:

          (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to the Service Recipient; provided, the Service Recipient must promptly advise the Service Provider of any such error or omission of which it becomes aware after having used reasonable efforts to

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detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and

          (b) for failure to deliver any service because of Impracticability, shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

          6.6 GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicences or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Service Recipient. The parties will maintain in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

          6.7 ALTERNATIVES. If a Service Provider reasonably believes it is unable to provide any service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.6 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, the Service Provider shall use reasonable efforts subject to Section 3.3 and Section 3.4, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in the Service Provider's charge for the service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

                                   ARTICLE 7
                                  TERMINATION

          7.1 TERMINATION. A Service Recipient may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to the Service Recipient hereunder, for any reason or for no reason, at any time upon sixty (60) days prior written notice to the Service Provider, unless the specific Transition Service Schedule requires otherwise. In such case, the payment obligations shall be as set forth in the particular Transition Service Schedule. In addition, subject to the provisions of Article 16 below, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) days after being given notice of the breach; provided,

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however, that the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Article 16 below prior to termination for breach.

          7.2 SURVIVAL. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated.

          7.3 USER IDS, PASSWORDS. The parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords are cancelled.

                                   ARTICLE 8

                        RELATIONSHIP BETWEEN THE PARTIES

          The relationship between the parties established under this Agreement is that of independent contractors and neither party is an employee, agent, partner, or joint venturer of or with the other. Millipore will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance of Services under this Agreement. Each Service Recipient agrees to grant the Service Provider personnel access to sites, systems and information (subject to the provisions of confidentiality in Article 13 below) as necessary for the Service Provider to perform its obligations hereunder. Each Service Provider agrees to cause its personnel to agree to obey any and all security regulations and other published policies of the Service Recipient.

                                   ARTICLE 9
                                 SUBCONTRACTORS

          A Service Provider may engage a "Subcontractor" to perform all or any portion of the Service Provider's duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article VI of the Master Separation and Distribution Agreement regarding confidentiality below, and provided further that the Service Provider remains responsible for the performance of such Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

                                   ARTICLE 10

                             INTELLECTUAL PROPERTY

          10.1 ALLOCATION OF RIGHTS BY ANCILLARY AGREEMENTS. This Agreement and the performance of this Agreement will not affect the ownership of any patent,

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trademark or copyright or other intellectual property rights allocated in the
Ancillary Agreements.

          10.2 EXISTING OWNERSHIP RIGHTS UNAFFECTED, Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

          10.3 OWNERSHIP OF DEVELOPED WORKS. Except as set forth in Section 10.2, Millipore will own all copyrights, patents, trade secrets, trademarks and other intellectual property rights subsisting in the Software Deliverables (as defined in Section 11.1 below) and other works developed by Millipore for purposes of this Agreement. Likewise, MMI will own all copyrights, patents, trade secrets, trademarks and other intellectual property rights subsisting in works developed by MMI for purposes of this Agreement

          10.4 CROSS LICENSE TO PREEXISTING WORKS. MMI grants Millipore a non-exclusive, worldwide, royalty-free license to use, copy, and make derivative works of, distribute, display, perform and transmit MMI's pre-existing copyrighted works or other intellectual property rights solely to the extent necessary to perform its obligations under this Agreement. Millipore grants MMI a non-exclusive, worldwide, royalty-free license to use, copy, and make derivative works of, distribute, display, perform and transmit Millipore's pre-existing copyrighted works or other intellectual property rights solely to the extent necessary to perform its obligations under this Agreement.

                                   ARTICLE 11

                                SOFTWARE LICENSE

          11.1 SOFTWARE DELIVERABLE/LICENSE, Unless otherwise agreed by the parties under the Ancillary Agreements or any separate license or technology agreement, if Millipore supplies MMI with a deliverable that in whole or in part consists of software, firmware, or other computer code (referred to as a "Software Deliverable") as indicated in a Transition Service Schedule, such Software Deliverables will be supplied in object code form, and, if so requested by MMI, Source Code, and will be subject to the terms of this Article 11. In the event that such Software Deliverables are licensed to Millipore by third parties, MMI agrees to be bound by any different or additional conditions that are required by such third parties, and shall bear the responsibility of obtaining the rights to possess and use such Software Deliverables.

          11.2  DELIVERY AND ACCEPTANCE.

          (a) DELIVERY. Millipore agrees to deliver to MMI one (1) : (i) master copy of the Software in object code form only (and one copy of the Source Code, if requested by MMI) on the media described on the relevant Transition Service Schedule and (ii) Documentation for the Software on the media described in the relevant Transition Service Schedule ((i) and (ii) collectively a "Complete copy") as listed in the relevant Transition Service Schedule no later than ten (10) days after the Effective Date (or any other start date as

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specifically indicated in the relevant Transition Service Schedule). If Source
Code is licensed under this Agreement, Millipore agrees to deliver one (1) copy of such Source Code no later than ten (10) days after the Effective Date (or any other start date as specifically indicated in the relevant Transition Service Schedule). Additional Software or Source Code may be added to this Agreement from time to time by execution by the parties of a Transition Service Schedule.

          (b)  ACCEPTANCE OF SOFTWARE (NON SOURCE CODE)  MMI will have thirty
(30) days from the date of receipt of a Complete Copy of the Software to evaluate the Software for conformity with the manuals and other documentation, if any, that Millipore makes available with the Software to end users or which are reasonably necessary to use the software licensed herein, including those items listed and described in the relevant Transition Service Schedule hereto (the "Documentation") and specifications, and either accept, return for rework or reject the Software. MMI shall accept the Software if it substantially conforms with Documentation and specifications. MMI will be entitled to test and evaluate the Software and Millipore hereby grants to MMI the right to use and reproduce the Software only to the extent necessary for MMI to perform its evaluation. Such license will include the right of MMI to use third party subcontractors bound by the relevant restrictions herein solely as necessary to achieve the foregoing. If MMI returns the Software for rework, Millipore will use its best efforts to correct the identified defects in Software designated on a Transition Service Schedule as being "Mission Critical" and will use reasonable commercial efforts to correct the identified defects in all other Software and resubmit the Software for re-evaluation under the same acceptance procedure.

          (c) ACCEPTANCE OF SOURCE CODE. The Source Code is provided subject to the limitations below in Section 11.3. The Source Code may not be accepted or rejected according to the provisions above in Section 11.2(b). If MMI rejects the Source Code, MMI must destroy all copies of such rejected Source Code and promptly furnish evidence of such rejection and destruction to Millipore.

          11.3 RIGHTS GRANTED AND RESTRICTIONS.

          (a) LICENSE TO SOFTWARE. Subject to the terms and conditions of this Agreement, Millipore hereby grants to MMI, under Millipore's intellectual property rights in and to the Software, a non-exclusive, nontransferable (except with respect to Subsidiaries of MMI), royalty free worldwide license to (a) use and display the Software for its own internal information processing services and computing needs (including, without limitation, to operate MMI's Web page and to interface with visitors to MMI's Web page), and to make sufficient copies as necessary, for such use, (b) use the Documentation in connection with the permitted use of the Software and make sufficient copies as necessary for such use, and (c) modify the software, and to use such modified software for MMI's internal use as specified in clause (a) above so long as such modification is permitted by any and all third parties who control such software.

          (b) LICENSE TO SOURCE CODE. Subject to the terms and conditions of this Agreement, Millipore hereby grants to MMI, under Millipore's intellectual property rights in

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and to the Software, a nonexclusive, nontransferable (except with respect to
Subsidiaries of MMI), royalty free worldwide license to (a) use and reproduce (for archival and back-up purposes only), and prepare derivative works of the Source Code, for the purpose of supporting the object code version of the software (if such object code exists), or, if no object code exists, for the sole purpose of its own internal information processing services and computing needs and (b) to use Source Code Documentation in connection with the permitted use of the Source Code and make copies for archival and back-up purposes. MMI shall also have the right to modify the Source Code, so long as such modification is permitted by any or all third parties that control such Source Code.

          (c) RESTRICTIONS. MMI shall not itself, or through any Subsidiary, affiliate, agent or third party: (a) sell, lease, license or sublicense (except to a Subsidiary of MMI) the Software, the Source Code, the Documentation or the Source Code Documentation; (b) other than as contemplated by paragraphs (a) and
(b) above, allow access to the Software or Source Code by any user other than MMI and its Subsidiaries; (c) use the Software or Source Code to provide processing services to third parties (except to operate MMI's Web page and to interface with visitors to MMI's Web page), or (d) otherwise use the Software or Source Code on a "service bureau" basis; or provide, disclose, divulge or make available to, or permit use of the Software or Source Code by any third party without Millipore's prior written consent.

          (d) CONFIDENTIALITY. The Source Code and Source Code Documentation are hereby deemed "Confidential Information" and subject to the terms of confidentiality set forth in Section 13. The period of disclosure shall be one
(1) year from the Effective Date of this Agreement, and the period of confidentiality shall be perpetual.

          (e) TRADEMARKS. Neither party is granted any ownership in or license to the trademarks, marks or trade names (collectively, "Marks") of the other party with respect to this Software.

          (f) OWNERSHIP. Millipore hereby reserves all rights to the Software, Source Code and Documentation, and any copyrights, patents, or trademarks, embodied therein or used in connection therewith, except for the rights expressly granted herein.

          (g) COPYRIGHT NOTICES. MMI agrees that it will not remove any copyright notices, proprietary markings, trademarks or trade names from the Software, Source Code, Documentation, or Source Code Documentation.

          (h) TECHNICAL ASSISTANCE AND TRAINING. Millipore agrees to provide technical assistance and training to MMI personnel as specified in the relevant Transition Service Schedule.

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          11.4  AS-IS WARRANTY.

          (a) AS-IS WARRANTY. THE SOFTWARE AND SOURCE CODE PROVIDED HEREUNDER IS LICENSED ON AN "AS-IS" BASIS ONLY, WITHOUT ANY EXPRESS WARRANTIES OF ANY KIND.

          (b) IMPLIED WARRANTY DISCLAIMER. MILLIPORE MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SOFTWARE OR SOURCE CODE (INCLUDING DOCUMENTATION AND SOURCE CODE DOCUMENTATION), ITS MERCHANTABILITY OR TITLE OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

          11.5  MISCELLANEOUS.

          NON-RESTRICTIVE RELATIONSHIP. Nothing in this Agreement will be construed to preclude MMI from independently developing, acquiring or marketing computer software packages which may perform the same or similar functions as the Software provided by Millipore.

                                   ARTICLE 12

                                 NO OBLIGATIONS


          NO OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES. IN ADDITION, WITH RESPECT TO ANY OF THE SOFTWARE LICENSED HEREUNDER, IF ANY THIRD PARTY CLAIMS THAT MMI BREACHED THE RIGHTS OF ANY THIRD PARTY IN ITS POSSESSION, USE, OR MODIFICATION OF THE SOFTWARE, THE DEFENSE OF SUCH CLAIM SHALL BE THE SOLE RESPONSIBILITY OF MMI; PROVIDED, HOWEVER, IN THE EVENT OF ANY SUCH THIRD PARTY CLAIM, MILLIPORE AGREES TO PROVIDE AT MMI'S REQUEST AND EXPENSE REASONABLE CO-OPERATION AND ASSISTANCE WITH MMI'S DEFENCE AGAINST SUCH CLAIM.

                                   ARTICLE 13

                                CONFIDENTIALITY

          The terms of the Confidentiality provision set forth in Article VI of the Master Separation and Distribution Agreement shall apply to any and all Confidential Information disclosed in the course of the parties' interactions under this Agreement.

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                                   ARTICLE 14

                            LIMITATION OF LIABILITY

          NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT.

                                   ARTICLE 15
                                 FORCE MAJEURE

          Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of a Service Recipient to make payments to a Service Provider pursuant to Article 5 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                   ARTICLE 16

                               DISPUTE RESOLUTION

    If a dispute, controversy or claim arises under this Agreement it shall be settled in accordance with the provisions of Article IX of the Master Separation and Distribution Agreement.


                                   ARTICLE 17

                                 MISCELLANEOUS

          17.1 ENTIRE AGREEMENT. This Agreement, the Master Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

          17.2 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflict of law rules and the United Nations Convention on Contracts for the international sale of Goods. The State and Federal Courts of Massachusetts shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 16 above.

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

          17.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          17.4 NOTICES. Notices, offers, requests, or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

               if to Millipore:

                                Millipore Corporation
                                80 Ashby Road
                                Bedford, MA  01730
                                Attention:  General Counsel
                                Fax:

               if to MMI:

                                Millipore Microelectronics, Inc.
                                80 Ashby Road
                                Bedford, MA  01730
                                Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the date of actual delivery.

         17.5 NONASSIGNABILITY. Except as specifically permitted under Article 10 above, neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

          17.6 SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby, are fulfilled to the fullest extent possible.

          17.7 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

          17.8 AMENDMENT, No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.


MILLIPORE CORPORATION               MILLIPORE MICROELECTRONICS, INC.



By:                                 By:
  -------------------------            -------------------------
Its:                                Its:
  -------------------------            -------------------------
Date:                               Date:
  -------------------------           -------------------------

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

         List of Transition Service Schedules as of the Effective Date

TRANSITION SERVICE SCHEDULE #       FUNCTIONAL AREA
-----------------------------       ---------------

          1-A...................... Facilities Sharing Services Millipore to MMI
          1-B...................... Facilities Sharing Services MMI to Millipore
          2........................ Central Engineering
          3........................ Plastics Engineering
          4........................ MIS
          5........................ Analytical Services
          6........................ Millipore Information Center
          7........................ Financial Services
          8........................ Distribution and Warehouse Services
          9........................ Legal Services
          10....................... Human Resource Services





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